Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of April 3, 2026 (the “Effective Date”), by and between HERON THERAPEUTICS, INC. (the “Company”), and CRAIG COLLARD (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”. As of the Effective Date, this Agreement amends and restates in its entirety that Executive Employment Agreement dated April 3, 2023 by and between the Parties (the “Prior Agreement”). Certain capitalized terms used herein have the meanings set forth in Section 4.5 below.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.
EMPLOYMENT.
1.1
Title. The Executive shall continue to have the title of Chief Executive Officer of the Company and shall serve in such other capacity or capacities as the Company may from time to time prescribe and to which the Executive agrees. The Executive shall continue to report to the Board of Directors of the Company (the “Board”).
1.2
Duties. The Executive shall continue to do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of Chief Executive Officer, consistent with the Bylaws of the Company and as required by the Board.
1.3
Directorship. The Executive shall continue to serve as a member of the Board, subject to reelection by the Company’s stockholders in accordance with the Company’s Certificate of Incorporation, as amended and Bylaws; provided, however, that the Executive shall tender his resignation as a member of the Board concurrent with his termination of service as Chief Executive Officer, which resignation shall be conditional and subject to majority acceptance by the disinterested members of the Board. The Executive shall devote such time to the business of the Company as is necessary for the fulfillment of the Executive’s duties as a member of the Board. The Executive shall not be compensated for serving as a member of the Board while he is serving as Chief Executive Officer of the Company, provided that the Executive shall be entitled to continued vesting under the Legacy RSU Grant for so long as the Executive remains on the Board and for six months thereafter. The Company shall reimburse the Executive for reasonable expenses incurred in connection with his service as a member of the Board. If the Executive ceases to serve as Chief Executive Officer of the Company, but remains a member of the Board, the Executive’s compensation for serving as a member of the Board will resume at then-current rates.
1.4
Policies and Practices. The employment relationship between the Parties shall be governed by the policies and practices established by the Company and the Board. The

Executive acknowledges that the Executive has read the Company’s employee handbook and other governing policies as in effect from time to time, which will govern the terms and conditions of the Executive’s employment with the Company, collectively with this Agreement. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s employee handbook, this Agreement shall control.
1.5
Location. Unless the Parties otherwise agree in writing, during the term of this Agreement, it is expected that the Executive will work at the Company’s offices in North Carolina, as needed to reasonably perform his duties under this Agreement; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business. In no event shall the Executive’s work in other locations exceed six months in any calendar year. The Company shall pay for all travel expenses in connection with Executive’s duties.
2.
LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION DURING EMPLOYMENT.
2.1
Loyalty. During the Executive’s employment by the Company, the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement.
2.2
Agreement Not to Participate in Company’s Competitors. During the term of this agreement, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or in the over-the-counter market shall not constitute a breach of this paragraph.
3.
COMPENSATION OF THE EXECUTIVE.
3.1
Base Salary. The Company shall pay the Executive a base salary of at least $650,000 per year, less payroll deductions and all required withholdings payable in regular periodic payments in accordance with Company policy (“Base Salary”). Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.
3.2
Performance Bonus. In addition to the Executive’s base salary, the Executive shall be eligible for a performance bonus based upon the Executive’s and the Company’s achievement of specified objectives established by the Board during the first quarter of each year after consultation with the Executive, as evaluated by the Board in its discretion. The target bonus for full achievement of all objectives shall be not less than 75% of the Executive’s Base Salary. The Performance Bonus will be paid post annual audit and at the same time as other executives in the Company, and in any event no later than March 15 of the year following the year to which it relates. Except as otherwise expressly provided herein, the Executive must be continuously employed through the performance bonus payment date to earn and receive a Performance Bonus.
3.3
Equity Incentives. All Company equity awards granted to Executive prior to the Effective Date shall remain outstanding in accordance with their terms. Subject to Board approval, the Executive may be granted additional equity awards under the Company’s Amended and Restated 2007 Equity Incentive Plan or any successor plan (the “Plan”) as determined in the Board’s discretion. Subject to the Executive’s continued employment with the Company through the date of an Asset Sale, the Executive’s Company equity awards shall generally immediately vest, become exercisable and/or the restrictions thereon lapse with respect to one hundred percent (100%) of the shares of Company common stock subject thereto; provided, however, that with respect to any Equity Awards granted after the Effective Date with performance vesting conditions and a designated “target” vesting level and a “maximum” vesting level that is a multiple of the target vesting level, for purposes of determining the number of shares subject to such Equity Awards that will accelerate vesting, the performance vesting conditions will generally be deemed satisfied at the greater of: (A) the applicable level of performance attained through the date of the Asset Sale, or (B) the target performance vesting level. .
3.4
Changes to Compensation. The Executive’s compensation will be reviewed on a regular basis by the Company and may be changed from time to time as deemed appropriate. For clarity, the provisions of this Section 3.4 are not meant to supersede the right of the Executive to terminate for Good Reason in the event of a material reduction of Executive’s Base Salary as provided in Section 4.5.3.
3.5
Employment Taxes. All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.
4.
TERMINATION.
4.1
Termination by the Company. The Executive’s employment by the Company shall be at-will. The Executive’s employment with the Company may be terminated by the Company at any time and for any reason or no reason, with or without Cause (as defined below), subject to the provisions of this Section 4.
4.2
Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement and will not constitute a termination by the Company without Cause or a termination by the Executive with Good Reason as set forth herein.
4.3
Termination by the Executive. The Executive’s employment by the Company shall be at-will. The Executive shall have the right upon four weeks’ notice to resign or terminate the Executive’s employment at any time and for any reason, or no reason, with or without Good Reason (as defined below), subject to the provisions of this Section 4.

4.4
Compensation Upon Termination.
4.4.1
Termination by Company With Cause or by Executive Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause, or if the Executive terminates employment hereunder for other than Good Reason, the Company shall pay the Executive’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive under this Agreement, other than with respect to the Executive’s vested equity compensation and any rights the Executive may have under the Company’s employee benefit plans and arrangements (the “Accrued Benefits”).
4.4.2
Termination by Company Without Cause or by Executive With Good Reason. If the Executive’s employment shall be terminated by the Company without Cause, or by the Executive for Good Reason, the Executive shall receive the Accrued Benefits, and, in addition, within ten days of the Executive’s delivery to the Company of a fully effective and irrevocable Release and Waiver in the form attached hereto as Exhibit A (a “Release”), within the applicable time period set forth therein, but in no event later than 21 days following termination of the Executive’s employment, the Executive shall receive the following: (i) a lump-sum payment equal to the sum of (A) the Executive’s annual base salary then in effect pursuant to Section 3.1, less required deductions and withholdings, and (B) an amount equal to 100% of the greater of (i) the Executive’s target performance bonus then in effect pursuant to Section 3.2, or (ii) the average bonus paid by the Company to Executive for services during each of the three 12-month periods prior to such termination, less required deductions and withholdings; (ii) accelerated vesting of shares subject to all equity awards granted by the Company to Executive (the “Equity Awards”) that are then otherwise eligible to vest conditioned solely on Executive’s continued services, for the number of shares which would have vested accordingly had the Executive continued employment with the Company for a period of 12 months after termination (for the avoidance of doubt, which shall include partial accelerated vesting of the Option and RSU, but not the PSOs); and (iii) to the extent permitted under applicable law, provided that the Executive is eligible for and timely elects continued coverage under COBRA, reimbursement for or continuation of payment by the Company of its portion of the health insurance benefits provided to Executive immediately prior to termination pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law for a period of up to 18 months from the date of termination.
4.4.3
Change in Control Termination. If the Executive’s employment shall be terminated by the Company without Cause, or by the Executive for Good Reason, within three months before or within 18 months following a Change in Control (a “CIC Termination”), the Executive shall receive the Accrued Benefits, and, in addition, within ten days of the Executive’s delivery to the Company of a fully effective and irrevocable Release within the applicable time period set forth therein, but in no event later than 45 days following termination of the Executive’s employment, the Executive shall receive the following: (i) a lump-sum payment equal to the sum of (A) 200% of the Executive’s annual base salary then in effect pursuant to Section 3.1, less required deductions and withholdings, and (B) an amount equal to 200% of the greater of: (i) Executive’s annual target performance bonus then in effect pursuant to Section 3.2, or (ii) the average bonus paid by the Company to Executive for services during each of the three

12-month periods prior to such termination, less required deductions and withholdings; (ii) accelerated vesting of Executive’s Equity Awards with respect to one hundred percent (100%) of the shares of Company common stock subject thereto; provided, however, that with respect to any Equity Awards that are granted after the Effective Date with performance vesting conditions and a designated “target” vesting level and a “maximum” vesting level that is a multiple of the target vesting level, for purposes of determining the number of shares subject to such Equity Awards that will accelerate vesting, the performance vesting conditions will generally be deemed satisfied at the greater of: (A) the applicable level of performance attained through the date of the CIC Termination, or (B) the target performance vesting level; and (iii) to the extent permitted under applicable law, provided that the Executive is eligible for and timely elects continued coverage under COBRA, reimbursement for or continuation of payment by the Company of its portion of the health insurance benefits provided to the Executive immediately prior to termination pursuant to the terms of COBRA or other applicable law for a period of up to 24 months from the date of termination. For the avoidance of doubt, the payment under this Section 4.4.3 (if applicable) shall be paid in lieu of, and not in addition to, the payment described in Section 4.4.2, with any amounts that may have been previously provided under Section 4.4.2 counting as payments under Section 4.4.3.

Additionally, upon Executive’s continued employment through the occurrence of a Change in Control, the Executive will receive accelerated vesting of Executive’s Equity Awards with respect to one hundred percent (100%) of the shares of Company common stock subject thereto; provided, however, that with respect to any Equity Awards that are granted after the Effective Date with performance vesting conditions and a designated “target” vesting level and a “maximum” vesting level that is a multiple of the target vesting level, for purposes of determining the number of shares subject to such Equity Awards that will accelerate vesting, the performance vesting conditions will generally be deemed satisfied at the greater of: (A) the applicable level of performance attained through the date of the CIC Termination, or (B) the target performance vesting level.

4.4.4
4.4.5 Parachute Payment. If any payment or benefit Executive would receive pursuant to a Change in Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within 15 calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company.

4.4.5
Application of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) that are payable upon termination of employment shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”)), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A- 2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of Executive’s service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Release, the Company will pay the Executive the Severance Benefits that the Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

4.5
Definitions.
4.5.1
Asset Sale. For purposes of this Agreement, “Asset Sale” means the sale, exchange, or transfer of all or substantially all of the assets of the Company.
4.5.2
Cause. For purposes of this Agreement, “Cause” means that, in the reasonable determination of the Company, the Executive has:
(i)
been indicted for or convicted of or pleaded guilty or no contest to any felony or crime involving dishonesty that is likely to inflict or has inflicted demonstrable and material injury on the business of the Company;
(ii)
participated in any fraud against the Company;
(iii)
willfully and materially breached a Company policy;
(iv)
intentionally damaged any property of the Company thereby causing demonstrable and material injury to the business of the Company; or
(v)
engaged in conduct that, in the reasonable determination of the Company, demonstrates gross unfitness to serve.

Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (iii) above unless the conduct described in such clause has not been cured within 15 days following the Executive’s receipt of written notice from the Company specifying the particulars of the conduct constituting Cause.

4.5.3
Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

(i)
the closing of an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or such surviving entity immediately outstanding after the Transaction,
(ii)
the closing of a Transaction involving a sale, exchange or transfer of all or substantially all of the Company’s assets in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or
(iii)
the liquidation or dissolution of the Company.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, the surviving entity, or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities in the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive. The Board may also, but need not, specify that other transactions or events constitute a Change in Control.

4.5.4
Good Reason. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent:
(i)
a material reduction (20% or more) by the Company of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time;
(ii)
a material reduction by the Company of the Executive’s management responsibilities;
(iii)
a material breach of this Agreement by the Company;
(iv)
any requirement by the Company that the Executive relocate his primary residence to California or that the Executive perform work in California for more than six months in any one calendar year.

provided however, that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within 90 days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within 15 days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) Executive actually resigns his employment within the first 15 days after expiration of the Cure Period.

4.5.5
Legacy RSU Grant. For purposes of this Agreement, “Legacy RSU Grant” means the award of 37,879 RSUs granted to Executive pursuant to that certain Restricted Stock Unit Agreement, dated as of February 22, 2023.
4.5.6
Ownership Change Event. For purposes of this Agreement, “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company.
5.
RESTRICTIVE COVENANTS
5.1
Confidential Information. The Executive acknowledges that the information, observations and data obtained by the Executive while providing services to the Company concerning the business or affairs of the Company or any of its Affiliates (the “Company Group”) or any information of third parties with which the Company Group has been entrusted (“Confidential Information”) are the property of the Company Group. For clarity, Confidential Information includes, but is not limited to, information relating to any past, current or anticipated future business, product, service, process, or practice of the Company Group and/or their respective affiliates, subcontractors, agents, customers, clients, vendors, licensors, licensees, suppliers, or franchisees that is not generally available to the public through legitimate means and that any of the foregoing persons derives any tangible or intangible benefit from such information not being generally available to the public through legitimate means and includes, by way of example, trade secrets; inventions (whether or not patentable); professional and technical manuals; business forms and processes; computer systems (including hardware, software, databases and information technology systems); client service or other methodologies; sales and related forecasts; marketing and business development plans and strategies; client and prospective client files, lists and materials, and all other information related to clients or prospective clients; research materials; work product and deliverables; and project notes and plans. The Executive agrees that he shall keep Confidential Information in strict confidence and shall not directly or indirectly disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board, unless and then only to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act or are obtained from a third party without restrictions on further disclosure. The Executive shall deliver to the Company on the date of his separation from the Company, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, inventions, improvements and discoveries of the business of the Company Group which he may then possess or have under his control. For Confidential Information not constituting a trade secret within the meaning of applicable law, the foregoing covenants shall expire at the later of (i) three (3) years following the termination of the Executive’s employment with or service to the Company for any reason or (ii) the maximum period permitted by applicable law. Notwithstanding the foregoing, nothing in this Agreement will limit or prevent the Executive from: (a) reporting any good faith allegations of criminal conduct to appropriate officials; (b) participating in proceedings with or otherwise speaking to appropriate federal, state, or local enforcement agencies (including but not limited to the Equal Employment Opportunity Commission or the National Labor Relations Board (and any similar state or local entities or departments/divisions/commissions on human rights) or attorneys general); (c) making any truthful statements or disclosures permitted or required by law; (d) making other disclosures that are protected under whistleblower provisions of law; (e) responding to inquiries from, or otherwise cooperating with, any governmental or regulatory investigation; (f) requesting or receiving confidential legal advice; (g) discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, retaliation, or any other conduct that the Executive has reason to believe is unlawful or that is recognized as a clear mandate against public policy; (h) engaging in concerted activity protected under the National Labor Relations Act (the “NLRA”); or (i) testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices when required or requested pursuant to court order, subpoena, or written request by an appropriate agency or entity (the “Protected Activities”). The Executive does not need prior authorization to engage in Protected Activities and is not required to notify the Company that the Executive has engaged in any Protected Activities. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

5.1.1 Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, the Parties acknowledge that the Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and may use the trade secret information in the court proceeding, if the Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

5.2 Intellectual Property, Inventions and Patents. The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether alone or jointly with others) while providing services to the Company Group, whether before or after the date of this Agreement (“Work Product”), belong to the Company Group. The Executive shall promptly disclose such

Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the period during which the Executive provides services to the Company Group) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). The Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended. To the extent effective, the Executive is hereby advised that this paragraph regarding the Company Group’s ownership of Work Product does not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company Group was used and which was developed entirely on the Executive’s own time, unless (i) the invention relates to the business of the Company Group or to the Company Group’s actual or demonstrably anticipated research or development or (ii) the invention results from any work performed by the Executive for the Company Group. Specifically, if the Executive is located in North Carolina, the Executive hereby acknowledges that the Executive has been notified of his rights under North Carolina General Statutes Section 66-57.1, which provides as follows:

THIS IS TO NOTIFY you in accordance with North Carolina General Statutes Section 66-57.1 that the foregoing Agreement between you and the Company does not apply to an invention you developed entirely on your own time without using the Company’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by you for the Company. To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded under the preceding paragraph, the provision is against the public policy of North Carolina and is unenforceable.

5.3 Non-Competition and Non-Solicitation.

5.3.1 As a condition to, and in further consideration of, the compensation and benefits being provided hereunder, (i) the Parties acknowledge and agree that the provision of Confidential Information, trade secrets and goodwill of the Company Group’s business are mutually agreed upon consideration for the purposes of the terms of this Section 5.3.1 and 5.3.2, the Executive acknowledges that he has access to and shall become familiar with the Company Group’s trade secrets and with other Confidential Information concerning the Company Group, all of which items the Executive has not previously been given and that the Executive would not be given but for execution of this Agreement, and therefore, the Executive agrees that, during the period beginning on the date hereof and ending twenty-four (24) months after the date on which the Executive’s employment or other engagement with the Company or the Company Group is terminated for any reason (the “Restricted Period”), he shall not, directly or indirectly, including through another person, either for the Executive or for any other person, own any interest in, manage, control, participate in, consult with, render services for, permit the Executive’s name to be used, be employed in an executive, managerial, administrative capacity by, or in any manner engage in, any business engaged directly or indirectly in any business or entity competing with the businesses of the Company Group as such businesses exist or are in process during the period in which the Executive is employed by the Company or the Company Group, within the State of North Carolina and any other geographical area in the Executive engaged in such business or in which any of the Executive’s clients or customers were located at any time during such period.

For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor or owner. Nothing herein shall prohibit the Executive from being a passive owner of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or in the over-the-counter market.

5.3.2 In addition, during the Restricted Period, the Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee or independent contractor of the Company Group to leave the employ of the Company Group, or in any way interfere with the relationship between the Company Group and any employee thereof, (ii) hire any person who is an employee of or service provider for the Company Group or (iii) induce or attempt to solicit or induce any customer, supplier, distributor, licensee, licensor, or franchisee of the Company Group with whom the Executive had contact or about whom the Executive received Confidential Information while employed by the Company or the Company Group to cease or refrain from doing business with, or otherwise modify adversely its relationship with, the Company Group, or in any way interfere with the relationship between any such customer, supplier, or licensee and the Company Group.

5.3.3 The Executive agrees that he shall not make, either publicly or privately, verbally or in writing, any false and derogatory, disparaging, or maliciously untruthful statements or communications regarding the Company Group or their employees. Notwithstanding the foregoing, nothing in this Agreement shall be construed as prohibiting or in any way limiting the Executive from engaging in Protected Activities.

5.3.4 If, at the time of enforcement of Section 5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Executive acknowledges that the restrictions contained in this Section 5 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

5.3.5 In addition, in the event of a breach or violation by the Executive of this Section 5, the Restricted Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been duly cured.

5.3.6 The Executive acknowledges and agrees that the Executive’s receipt of the consideration set forth in this Agreement, including but not limited to the severance payments and benefits set forth in Section 4.4, is expressly conditioned upon the Executive’s compliance with the provisions of this Section 5. In the event of a breach or a threatened breach by the Executive of any of the provisions of this Section 5, the Company Group would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company Group shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). Further, in the event of a breach or a threatened beach by the Executive of any of the provisions of this Section 6, the Company shall immediately cease payment of any outstanding severance payments or benefits to the Executive and shall request immediate repayment of any severance payments or benefits already paid to the Executive.

5.3.7 The Executive acknowledges that the Executive has been provided with at least five (5) days to consider the covenants in the Agreement, although the Executive may execute the Agreement prior to the expiration of that five (5) day period. The Executive further acknowledges that the Executive has the right to consult with an attorney prior to executing the Agreement.

6.
ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

7.
CHOICE OF LAW.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of North Carolina.

8.
INTEGRATION.

This Agreement (including Exhibit A), that certain Indemnification Agreement entered into with the Company as of February 22, 2023, and that certain Restricted Stock Unit Agreement, dated as of February 22, 2023 and relating to the Legacy RSU Grant contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s service on the Board, his employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties, including but not limited to the Prior Agreement. To the extent this Agreement conflicts with the terms of the Company’s employee handbook, governing polices, or bylaws, this Agreement controls.

9.
AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company.

10.
WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.
SEVERABILITY.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

12.
INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.
REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

14.
COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

15.
ARBITRATION.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the Executive’s employment, or the termination of that employment, will be resolved pursuant to the Federal Arbitration Act (“FAA”) and to the fullest extent permitted by law, by final, binding and confidential arbitration governed by the FAA and conducted by JAMS or its successors, under the then current rules of JAMS for employment disputes, currently available at https://www.jamsadr.com/rules-employment-arbitration; provided that the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law. The Company shall pay all fees, including the arbitrator’s fee. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in any court of competent jurisdiction to prevent irreparable harm pending the conclusion of any such arbitration.

16.
TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

17.
ADVERTISING WAIVER.

The Executive agrees to permit the Company and/or its Affiliates, and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its Affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution during the term of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreements of the date first above written.

HERON THERAPEUTICS, INC. /s/ Adam Morgan Adam Morgan Chairman Dated:
EXECUTIVE: /s/ Craig Collard CRAIG COLLARD Dated:

EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
TO BE SIGNED AT TIME OF TERMINATION

In consideration of the payments and other benefits set forth in Section 4.4 of the Amended and Restated Executive Employment Agreement dated April 3, 2026, to which this form is attached, I, CRAIG COLLARD hereby furnish HERON THERAPEUTICS, INC. (the “Company”), with the following release and waiver (the “Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired (the “Effective Date”).

I understand that nothing in this Release and Waiver prevents me from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the California Department of Fair Employment and Housing (“DFEH”), or any other federal, state or local government agency, or otherwise cooperating with or providing information to any such agencies. However, this Release and Waiver does prohibit me from obtaining any personal or monetary relief for yourself based on such a charge or based on my providing information to or cooperating with the EEOC, NLRB, DFEH, or any other federal, state, or local government agency.

I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. However, I understand that nothing in this Release and Waiver prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By: CRAIG COLLARD